Exhibit 99.II-1(aw)

Cenkos Securities Limited

6.7.8 Tokenhouse Yard London EC2R 7AS

t 020 7397 8900 f 020 7397 8902

Private & Confidential

The Directors
BBI Holdings Plc
Archway House
77 Ty Glas Avenue
Cardiff
CF14 5DX

For the attention of David Evans and Julian Baines

10 December 2007

Dear Sirs

Recommended proposal for the acquisition by Inverness Medical Innovations, Inc. of BBI Holdings Plc (“Proposal”)

We hereby consent to the issue and publication of the announcement of the Proposal pursuant to Rule 2.5 of the Takeover Code to be released on 11 December 2007 and the publication of the related scheme document with the inclusion therein of our name in the form and context in which it is included.

Yours faithfully on behalf of Cenkos Securities plc

/s/ Ian Soanes

Ian Soanes

Cenkos Securities Limited is authorised and regulated by the Financial Services Authority and is a Member of the London Stock Exchange.

Registered office: 6.7.8 Tokenhouse Yard, London EC2R 7AS

Registered in England and Wales No. 5210733